Exhibit 99.1

2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com
News Release
Pebblebrook Hotel Trust Acquires the
Prescott Hotel in San Francisco, California

Bethesda, MD, May 22, 2014 - Pebblebrook Hotel Trust (NYSE:PEB) (the “Company”) today announced that it has acquired the Prescott Hotel for $49.0 million. The 160-room hotel is located in the heart of Union Square in San Francisco, California. The property will continue to be managed by Kimpton Hotels & Restaurants (“Kimpton”).

“We’re excited about our acquisition of the Prescott Hotel and our opportunity to further expand our already strong presence in the highly desirable San Francisco market,” said Jon Bortz, Chairman and Chief Executive Officer of Pebblebrook Hotel Trust. “Just one block west of Union Square, this hotel, which represents our sixth hotel investment in San Francisco, is attractively located in the city’s world-renowned shopping and entertainment district. The property is central to San Francisco’s primary business demand drivers, including the Financial District, the Moscone Convention Center and the Union Square submarket, which has historically outperformed all other submarkets within San Francisco due to its well-balanced, diversified mix of leisure, corporate, group and convention demand.”

The 160-room, upper upscale, full-service Prescott Hotel is located on Post Street just one block from Union Square, the city’s most popular retail and visitor attraction. This hotel is also just three blocks from the Company’s Sir Francis Drake Hotel, as well as just blocks away from the Moscone Convention Center, the world famous Powell & Market cable car turntable and the Westfield San Francisco Centre urban shopping mall. San Francisco consistently ranks among the top tourist destinations in the world and serves as a West Coast hub for tourism, technology, biomedical, life sciences, banking and financial services.

The Prescott Hotel is comprised of two buildings, 545 Post Street, in which the Company will own a fee simple interest consisting of 96 guest rooms (seven stories), and 555 Post Street, an adjacent attached building, in which the Company will own a leasehold interest consisting of 64 guest rooms (located on floors three though seven). The Company’s leasehold interest in the 555 Post Street building currently has 75 years remaining and expires in 2089.

545 Post Street was originally built in 1913 as the Cecil Hotel and 555 Post Street was originally built in 1922 for the Union League Club. Both buildings were renovated, repositioned and opened as The Prescott Hotel in 1989. The hotel’s 160 guest rooms feature high-speed wireless internet access, fully stocked honor bars, 37” LG flat screen televisions, upscale bath amenities and Kimpton signature leopard-print bathrobes. The hotel also includes 600 square feet of meeting space, a fitness center and offers valet parking.

In 2013, the Prescott Hotel operated at 88 percent occupancy, with an average daily rate (“ADR”) of $206 and room revenue per available room (“RevPAR”) of $181. During the next 12 months, the Company currently forecasts that the hotel will generate earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $3.2 to $3.8 million and net operating income after capital reserves (“NOI”) of $2.7 to $3.3 million.

The Company plans to undertake a comprehensive renovation and repositioning of the hotel sometime between 2015 and 2016, including all guest rooms, bathrooms and public areas. The property’s design will be overseen by Dawson Design Associates, the same design team that helped reposition the Company’s Hotel Zetta and that is helping reposition the Company’s Radisson Hotel Fisherman’s Wharf, both of which are also located in San Francisco, California. The full scope and timing of the renovation are not yet fully defined, but concept and design work will commence shortly.

“We are thrilled with the opportunity to creatively reposition the Prescott Hotel,” noted Mr. Bortz. “We believe a renovated and repositioned product will be positively received in the vibrant Union Square market and the comprehensive nature of the repositioning will bring a new and unique guest experience to San Francisco - stay tuned.”

The Prescott Hotel will continue to be managed by Kimpton, which has managed the Prescott Hotel since 1989. In addition to the Prescott Hotel, Kimpton also manages eight of the Company’s other hotels: Argonaut Hotel in Fisherman’s Wharf; Hotel Palomar in SOMA just off Market Street; Sir Francis Drake Hotel on Powell Street; Hotel Monaco Seattle and Hotel Vintage Seattle in downtown Seattle, Washington; Hotel Vintage Plaza Portland in downtown Portland, Oregon; Hotel Monaco Washington DC in downtown Washington, DC; and Grand Hotel Minneapolis in downtown Minneapolis, Minnesota.

“We’re pleased with the opportunity to expand our very successful relationship with Kimpton Hotels & Restaurants,” continued Mr. Bortz. “Their strong track record, market knowledge and extensive experience in operating high-quality boutique properties such as the Prescott Hotel gives us immense confidence in the future for this property.”

“We are delighted to be furthering our relationship with Pebblebrook Hotel Trust,” said Kimpton’s CEO and President, Mike Depatie. “Our successful relationship continues to grow, and we look forward to further collaborative successes.”

The Company expects to incur approximately $0.3 million of costs related to the acquisition of the hotel and $1.4 million of costs associated with the defeasance of an existing loan.

The acquisition of the Prescott Hotel brings the total number of properties in the Company’s portfolio to 30 and marks the Company’s sixth investment in San Francisco, California.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 30 hotels, including 24 wholly owned hotels with a total of 5,707 guest rooms and a 49% joint venture interest in six hotels with a total of 1,775 guest rooms. The Company owns, or has an ownership interest in, hotels located in ten states and the District of Columbia, including: Los Angeles, California (Hollywood, Santa Monica, West Hollywood and Westwood); San Diego, California; San Francisco, California; Miami, Florida; Buckhead, Georgia; Bethesda, Maryland; Boston, Massachusetts; Minneapolis, Minnesota; New York, New York; Portland, Oregon; Philadelphia, Pennsylvania; Columbia River Gorge, Washington; Seattle, Washington; and Washington, DC. For more information, please visit us at

www.pebblebrookhotels.com and on Twitter at @PebblebrookPEB.

About Kimpton Hotels & Restaurants

San Francisco-based Kimpton Hotels & Restaurants is the leading collection of boutique hotels and restaurants in the United States and the acknowledged industry pioneer that first introduced the boutique hotel concept to America. In 1981, Bill Kimpton founded the company that today is renowned for making travelers feel genuinely cared for while away from home through thoughtful perks and amenities, distinctive design that tells a story and inspires a sense of fun at each hotel and a sincerely personal style of guest service. Out to help people live full, balanced lives, Kimpton aims to inspire with touches like yoga mats in every room, complimentary coffee and tea to start the day, hosted evening Wine Hour, in-room fitness programming and complimentary bike rentals. The award-winning restaurants and bars are led by talented chefs and bartenders that offer guests a chance to dine like a local. Kimpton also leads the hospitality industry in eco-friendly practices that span all hotels and restaurants, and is consistently ranked as one of the top companies in the Market Metrix Hospitality Index, Upper Upscale Segment, for Customer Satisfaction. The company is highly-regarded for its innovative employee culture and benefits and has been named a Fortune magazine “Best Place to Work” five times since 2009. Kimpton is continuously growing and currently operates 61 hotels and nearly 70 restaurants, bars and lounges in 26 cities. For more information, visit www.KimptonHotels.com and www.KimptonRestaurants.com.

This press release contains certain “forward-looking statements” relating to, among other things, potential property acquisitions, hotel EBITDA, hotel net operating income after capital reserves, acquisitions costs and projected demand. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: projections of hotel-level EBITDA and net operating income after capital reserves; projections of acquisition costs; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; forecasts of future economic performance; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com and at www.sec.gov.

All information in this release is as of May 22, 2014. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations. The Company assumes no responsibility for the contents or accuracy of the information on any of the non-Company websites mentioned herein, which are included solely for ease of reference.

Contact:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

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Pebblebrook Hotel Trust
The Prescott Hotel
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
12-Month Forecast
(Unaudited, in millions)

	Range
	Low		High

Hotel net income	$1.5	to	$2.1

Adjustment:
Depreciation and amortization (1)	1.7		1.7

Hotel EBITDA	$3.2		$3.8

Adjustment:
Capital reserve	(0.5)		(0.5)

Hotel Net Operating Income	$2.7		$3.3

(1) Depreciation and amortization have been estimated based on a preliminary purchase price allocation. A change, if any, in the allocation will affect the amount of depreciation and amortization and the resulting change may be material.

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.

The Company has presented forecasted hotel EBITDA and forecasted hotel net operating income after capital reserves, because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance. These non-GAAP measures do not represent amounts available for management’s discretionary use, because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

The Company’s presentation of the hotel’s forecasted EBITDA and forecasted net operating income after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s forecasted EBITDA and net operating income after capital reserves calculations to net income in accordance with GAAP.

Pebblebrook Hotel Trust
Historical Operating Data - Entire Portfolio
($ in millions, except ADR and RevPAR)
(Unaudited)

Historical Operating Data:
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2013	2013	2013	2013	2013

Occupancy	79%	87%	88%	81%	84%
ADR	$196	$222	$231	$226	$219
RevPAR	$156	$193	$202	$182	$183

Hotel Revenues	$135.3	$164.1	$167.9	$159.9	$627.1
Hotel EBITDA	$29.3	$52.2	$54.4	$47.0	$182.9

	First Quarter
	2014
Occupancy	81%
ADR	$210
RevPAR	$169

Hotel Revenues	$145.4
Hotel EBITDA	$35.3

These historical hotel operating results include information for all of the hotels the Company owned as of May 22,2014. The hotel operating results for the Manhattan Collection only includes 49% of the results for the 6 properties to reflect the Company's 49% ownership interest in the hotels. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.